Discussion and Reconciliation of Non-GAAP Measures

We believe the following measures are relevant and useful information to investors as they are part of AT&T's internal management reporting and planning processes and are important metrics that management uses to evaluate the operating performance of AT&T and its segments. Management also uses these measures as a method of comparing performance with that of many of our competitors. These measures should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with U.S. generally accepted accounting principles (GAAP).

On February 2, 2026, we closed our transaction with Lumen Technologies, Inc. (Lumen) and acquired substantially all of Lumen’s Mass Markets fiber business. The acquisition included customer relationships, which we include with our advanced home internet services, and fiber network assets that were placed in a wholly owned subsidiary, Forged Fiber 37 Services, LLC (Forged Fiber). We plan to sell a controlling interest in Forged Fiber to an equity partner that will co-invest in the ongoing business. As such, Forged Fiber met the criteria of held-for-sale and accordingly is reflected as discontinued operations in the accompanying financial statements. The information below refers only to our continuing operations and does not include discussion of balances or activity of Forged Fiber.

Free Cash Flow

Free cash flow is defined as cash from operations minus cash flows related to our DIRECTV equity investment that was sold in July 2025, minus capital expenditures and cash paid for vendor financing (classified as financing activities). Free cash flow after dividends is defined as cash from operations minus cash flows related to our DIRECTV equity investment, capital expenditures, cash paid for vendor financing and dividends on common and preferred shares. Free cash flow dividend payout ratio is defined as the percentage of dividends paid on common and preferred shares to free cash flow. We believe these metrics provide useful information to our investors because management views free cash flow as an important indicator of how much cash is generated by routine business operations, including capital expenditures and vendor financing, and makes decisions based on it. Management also views free cash flow as a measure of cash available to pay debt and return cash to shareowners.

Free Cash Flow and Free Cash Flow Dividend Payout Ratio
Dollars in millions
	Second Quarter		Six-Month Period
	2026	2025	2026	2025
Net Cash Provided by Operating Activities from Continuing Operations	$10,801	$9,763	$18,396	$18,812
Less: Distributions from DIRECTV classified as operating activities	—	(503)	—	(1,926)
Less: Cash taxes paid on DIRECTV	—	251	—	251
Less: Capital expenditures	(5,700)	(4,897)	(10,577)	(9,174)
Less: Payment of vendor financing	(431)	(220)	(643)	(423)
Free Cash Flow	4,670	4,394	7,176	7,540

Less: Dividends paid	(1,976)	(2,044)	(3,973)	(4,135)
Free Cash Flow after Dividends	$2,694	$2,350	$3,203	$3,405
Free Cash Flow Dividend Payout Ratio	42.3%	46.5%	55.4%	54.8%

Cash Paid for Capital Investment

In connection with capital improvements, we negotiate with some of our vendors to obtain favorable payment terms of 120 days or more, referred to as vendor financing, which are excluded from capital expenditures and reported in accordance with GAAP as financing activities. We present an additional view of cash paid for capital investment to provide investors with a comprehensive view of cash used to invest in our networks, product developments and support systems.

Cash Paid for Capital Investment
Dollars in millions
	Second Quarter		Six-Month Period
	2026	2025	2026	2025
Capital expenditures	$(5,700)	$(4,897)	$(10,577)	$(9,174)
Payment of vendor financing	(431)	(220)	(643)	(423)
Cash paid for Capital Investment	$(6,131)	$(5,117)	$(11,220)	$(9,597)

EBITDA

Our calculation of EBITDA, as presented, may differ from similarly titled measures reported by other companies. For AT&T, EBITDA excludes other income (expense) – net, and equity in net income (loss) of affiliates, as these do not reflect the operating results of our subscriber base or operations that are not under our control. Equity in net income (loss) of affiliates represents the proportionate share of the net income (loss) of affiliates in which we exercise significant influence, but do not control. Because we do not control these entities, management excludes these results when evaluating the performance of our primary operations. EBITDA also excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capital and tax structures. Finally, EBITDA excludes depreciation and amortization in order to eliminate the impact of capital investments. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP.

These measures are used by management as a gauge of our success in acquiring, retaining and servicing subscribers because we believe these measures reflect AT&T's ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing cash generation potential with that of many of its competitors. The financial and operating metrics which affect EBITDA include the key revenue and expense drivers for which management is responsible and upon which we evaluate performance.

There are material limitations to using these non-GAAP financial measures. EBITDA and EBITDA margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies. Furthermore, these performance measures do not take into account certain significant items, including depreciation and amortization, interest expense, tax expense and equity in net income (loss) of affiliates. For market comparability, management analyzes performance measures that are similar in nature to EBITDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net income as calculated in accordance with GAAP. EBITDA and EBITDA margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP.

EBITDA and Adjusted EBITDA
Dollars in millions
	Second Quarter		Six-Month Period
	2026	2025	2026	2025
Income from Continuing Operations	$5,038	$4,861	$9,257	$9,553
Additions:
Income Tax Expense	784	1,237	1,963	2,536
Interest Expense	1,883	1,655	3,696	3,313
Equity in Net (Income) Loss of Affiliates	29	(485)	70	(1,925)
Other (Income) Expense - Net	(696)	(767)	(1,290)	(1,222)
Depreciation and amortization	4,966	5,251	9,932	10,441
EBITDA	12,004	11,752	23,628	22,696
Transaction, legal and other costs	149	49	295	128
Benefit-related (gain) loss	(101)	(70)	(76)	(64)
Asset impairments and abandonments and restructuring	286	—	286	504
Adjusted EBITDA[1]	$12,338	$11,731	$24,133	$23,264
[1]See "Adjusting Items" section for additional discussion and reconciliation of adjusted items.

Segment EBITDA and EBITDA Margin
Dollars in millions
	Second Quarter		Six-Month Period
	2026	2025	2026	2025
Advanced Connectivity Segment
Operating Income	$7,345	$6,106	$14,198	$12,078
Add: Depreciation and amortization	4,687	5,035	9,392	10,008
EBITDA	$12,032	$11,141	$23,590	$22,086

Total Operating Revenues	$28,615	$27,497	$57,086	$54,689
Operating Income Margin	25.7%	22.2%	24.9%	22.1%
EBITDA Margin	42.0%	40.5%	41.3%	40.4%

Legacy Segment
Operating Income	$523	$959	$1,135	$1,978
Add: Depreciation and amortization	—	—	—	—
EBITDA	$523	$959	$1,135	$1,978

Total Operating Revenues	$1,632	$2,202	$3,400	$4,570
Operating Income Margin	32.0%	43.6%	33.4%	43.3%
EBITDA Margin	32.0%	43.6%	33.4%	43.3%

Latin America Segment
Operating Income	$38	$46	$58	$89
Add: Depreciation and amortization	189	155	389	305
EBITDA	$227	$201	$447	$394

Total Operating Revenues	$1,224	$1,054	$2,397	$2,025
Operating Income Margin	3.1%	4.4%	2.4%	4.4%
EBITDA Margin	18.5%	19.1%	18.6%	19.5%

Adjusting Items

Adjusting items include revenues and costs we consider non-operational in nature, including items arising from asset acquisitions or dispositions, including the amortization of intangible assets. While the expense associated with the amortization of certain wireless licenses and customer lists is excluded, the revenue of the acquired companies is reflected in the measure and that those assets contribute to revenue generation. We also adjust for net actuarial gains or losses associated with our pension and postemployment benefit plans due to the often-significant impact on our results (we immediately recognize this gain or loss in the income statement, pursuant to our accounting policy for the recognition of actuarial gains and losses). Consequently, our adjusted results reflect an expected return on plan assets rather than the actual return on plan assets, as included in the GAAP measure of income.

The tax impact of adjusting items is calculated using the adjusted effective tax rate during the quarter except for adjustments that, given their magnitude, can drive a change in the effective tax rate, in these cases we use the actual tax expense or combined marginal rate of approximately 25%.

Adjusting Items
Dollars in millions
	Second Quarter		Six-Month Period
	2026	2025	2026	2025
Operating Expenses
Transaction, legal and other costs[1]	$149	$49	$295	$128
Benefit-related (gain) loss	(101)	(70)	(76)	(64)
Asset impairments and abandonments and restructuring	286	—	286	504
Adjustments to Operations and Support Expenses	334	(21)	505	568
Amortization of intangible assets	84	9	141	18
Adjustments to Operating Expenses	418	(12)	646	586
Other
Equity in net income of DIRECTV	—	(503)	—	(1,926)
Benefit-related (gain) loss, impairments of investments and other	(89)	(189)	(61)	(125)
Adjustments to Income from Continuing Operations Before Income Taxes	329	(704)	585	(1,465)
Tax impact of adjustments	81	(168)	140	(333)
Tax-related items	365	—	365	—
Adjustments to Income From Continuing Operations	$(117)	$(536)	$80	$(1,132)
Preferred stock redemption gain	—	—	—	(90)
Adjustments to Income From Continuing Operations Attributable to Common Stock	$(117)	$(536)	$80	$(1,222)
[1]Includes certain legal reserves and settlements that cover extended historical periods, novel theories of liability and/or are unpredictable in both magnitude and timing, and therefore are distinct and separate from normal, recurring legal matters. Such costs are presented net of expected insurance recoveries and are primarily associated with legacy legal matters and cybersecurity events.

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted EPS are non-GAAP financial measures calculated by excluding from operating revenues, operating expenses, other income (expense) and income tax expense, certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, actuarial gains and losses, significant abandonments and impairments, benefit-related gains and losses, employee separation and other material gains and losses. Management believes that these measures provide relevant and useful information to investors and other users of our financial data in evaluating the effectiveness of our operations and underlying business trends.

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted EPS should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP. AT&T's calculation of Adjusted items, as presented, may differ from similarly titled measures reported by other companies.

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin
Dollars in millions
	Second Quarter		Six-Month Period
	2026	2025	2026	2025
Operating Income	$7,038	$6,501	$13,696	$12,255
Adjustments to Operating Expenses	418	(12)	646	586
Adjusted Operating Income	$7,456	$6,489	$14,342	$12,841

EBITDA	$12,004	$11,752	$23,628	$22,696
Adjustments to Operations and Support Expenses	334	(21)	505	568
Adjusted EBITDA	$12,338	$11,731	$24,133	$23,264

Total Operating Revenues	$31,558	$30,847	$63,064	$61,473

Operating Income Margin	22.3%	21.1%	21.7%	19.9%
Adjusted Operating Income Margin	23.6%	21.0%	22.7%	20.9%
Adjusted EBITDA Margin	39.1%	38.0%	38.3%	37.8%

Adjusted Diluted EPS
	Second Quarter		Six-Month Period
	2026	2025	2026	2025
Diluted Earnings Per Share (EPS) From Continuing Operations	$0.66	$0.62	$1.21	$1.22
Equity in net income of DIRECTV	—	(0.05)	—	(0.21)
Restructuring and impairments	0.03	—	0.03	0.05
Benefit-related, transaction, legal and other items	0.01	(0.03)	0.03	(0.01)
Tax-related items	(0.05)	—	(0.05)	—
Adjusted EPS	$0.65	$0.54	$1.22	$1.05
Year-over-year growth - Adjusted	20.4%		16.2%
Weighted Average Common Shares Outstanding with Dilution (000,000)	6,946	7,219	6,987	7,221

Net Debt to Adjusted EBITDA

Net Debt to EBITDA ratios are non-GAAP financial measures frequently used by investors and credit rating agencies and management believes these measures provide relevant and useful information to investors and other users of our financial data. Our Net Debt to Adjusted EBITDA ratio is calculated by dividing the Net Debt by the sum of the most recent four quarters Adjusted EBITDA. Net Debt is calculated by subtracting cash and cash equivalents and deposits at financial institutions that are greater than 90 days (e.g., certificates of deposit and time deposits), from the sum of debt maturing within one year and long-term debt.

Net Debt to Adjusted EBITDA - 2026
Dollars in millions
	Three Months Ended
	Sept. 30,	Dec. 31,	March 31,	June 30,	Four Quarters
	2025[1]	2025[1]	2026[1]	2026
Adjusted EBITDA	$11,861	$11,236	$11,795	$12,338	$47,230
End-of-period current debt					9,323
End-of-period long-term debt					134,631
Total End-of-Period Debt					143,954
Less: Cash and Cash Equivalents					17,570
Net Debt Balance					126,384
Annualized Net Debt to Adjusted EBITDA Ratio					2.68
1As reported in AT&T's Form 8-K filed April 22, 2026.

Net Debt to Adjusted EBITDA - 2025
Dollars in millions
	Three Months Ended
	Sept. 30,	Dec. 31,	March 31,	June 30,	Four Quarters
	2024[1]	2024[1]	2025[1]	2025[1]
Adjusted EBITDA	$11,586	$10,791	$11,533	$11,731	$45,641
End-of-period current debt					9,254
End-of-period long-term debt					123,057
Total End-of-Period Debt					132,311
Less: Cash and Cash Equivalents					10,499
Less: Time Deposits					1,500
Net Debt Balance					120,312
Annualized Net Debt to Adjusted EBITDA Ratio					2.64
1As reported in AT&T's Form 8-K filed April 22, 2026.